Exhibit 99.1

AmeriGas Partners Announces Tender Offer Results and Closing of $700 Million Senior Note Offering

VALLEY FORGE, Pa., December 28 – AmeriGas Partners, L.P. (NYSE: APU) (“AmeriGas Partners”) announced today that as of 5:00 p.m. New York City time on December 27, 2016 (the “Early Participation Date”), holders of the outstanding 7.00% Senior Notes due 2022 issued by its wholly owned subsidiaries, AmeriGas Finance LLC and AmeriGas Finance Corp. (“AmeriGas Finance”) (the “Notes”) had validly tendered approximately $799.1 million in aggregate principal amount of the Notes in connection with AmeriGas Partners’ offer to purchase for cash up to $500 million aggregate principal amount of the Notes (the “Tender Offer”), which AmeriGas Partners commenced on December 13, 2016.

As a result of the oversubscription of the Tender Offer, AmeriGas Partners has accepted for purchase tendered Notes on a prorated basis in the manner described in AmeriGas Partners’ Offer to Purchase dated December 13, 2016. The following table sets forth the outstanding principal amount of Notes, the principal amount that had been tendered and not withdrawn as of the Early Participation Date, the principal amount accepted for purchase and the approximate proration factor:

CUSIP/ISIN	Title of Security	Outstanding Principal Amount	Tender Cap	Aggregate Principal Amount Tendered and not Withdrawn	Aggregate Principal Amount Accepted for Purchase	Approximate Proration Factor

03077JAB6 / US03077JAB61	7.00% Senior Notes Due 2022	$980,844,000	$500,000,000	$799,139,000	$499,970,000	62.7%

Total consideration of $1,057.50 for each $1,000 principal amount of Notes, plus accrued and unpaid interest, is expected to be paid today, December 28, 2016 to the holders of Notes tendered and accepted for purchase (the “Total Consideration”). The Total Consideration includes an early participation payment of $30.00 per $1,000 principal amount of Notes accepted for purchase. As a result of the oversubscription of the Tender Offer, AmeriGas Partners will purchase Notes validly tendered as of the Early Participation Date using the approximate proration factor of 62.7%. No additional Notes tendered will be accepted under the terms of the Tender Offer. AmeriGas Partners expects to return any Notes tendered but not accepted for payment promptly after the Early Participation Date.

In connection with the Tender Offer, AmeriGas Partners retained Wells Fargo Securities, LLC as the Dealer Manager. Questions regarding the tender offer should be directed to Wells Fargo Securities, LLC at 866-309-6316 (toll free) or 704-410-4760. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and the related Letter of Transmittal, each dated December 13, 2016. Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the Tender Offer, at 800-967-5074 (toll free) or 212-269-5550.

AmeriGas Partners and AmeriGas Finance also announced today the closing of their previously announced issuance of $700 million aggregate principal amount of 5.500% Senior Notes due 2025 (the “Notes Offering”). The closing of the Notes Offering was a condition to AmeriGas Partners’ obligation to purchase Notes tendered in the Tender Offer, and the net proceeds of the Notes Offering have been or will be used to pay the purchase price for the Notes accepted in the Tender Offer. Any remaining net proceeds will be used to reduce AmeriGas Partners’ and its subsidiaries’ remaining indebtedness from time to time and for general business purposes.

Wells Fargo Securities, LLC and J.P. Morgan Securities LLC acted as joint book-running managers for the Notes Offering

This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any note in any jurisdiction in which such an offer or solicitation, or the sale of these notes, would be unlawful without registration or qualification under the securities laws of such jurisdiction.

About AmeriGas Partners

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.9 million residential, commercial, industrial, agricultural, wholesale and motor fuel customers in all 50 states from approximately 1,900 propane distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners and the public owns the remaining 74%.

Forward-Looking Statements

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas Partners’ Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, the capacity to transport propane to our market areas, increased customer conservation measures, changes in laws and regulations, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, competitive pressures, failure to acquire new customers and retain current customers, liability for environmental claims, adverse labor relations, customer, counterparty, supplier, or vendor defaults, capital market conditions, changes in commodity market prices, the interruption, disruption, failure or malfunction of our information technology systems (including due to cyber attack), liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, terrorism, and other catastrophic events that may result from operating hazards and risks incidental to transporting, storing and distributing propane, butane and ammonia, and our ability to successfully integrate acquisitions and achieve anticipated synergies. AmeriGas Partners undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AmeriGas Partners, L.P.

Will Ruthrauff, 610-337-7000 ext. 6571

Shelly Oates, 610-337-7000 ext. 3202

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